UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        March 1 , 2010

Kentucky USA Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-141480	20-5750488
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

321 Somerset Road, Suite 1, London, Kentucky 40741

(Address of principal executive offices)(Zip Code)

(606) 878-5987

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2010, the Board appointed Mr. Charles M. Stivers, the Company’s current interim Chief Financial Officer, as its Chief Financial Officer effective immediately.

Charles M. Stivers, C.P.A., has been Interim Chief Financial Officer of the Company since June 27, 2008. Mr. Stivers has been the president of Bowling Branch Investments, Inc., a private investment company since 1998. He served as the Chief Financial Officer of Miller Petroleum Inc. from March 2004 to January 26, 2006. From September 1989 to date he has owned and operated Charles M. Stivers, C.P.A., a regional accounting firm. Mr. Stiver's firm specializes in the oil and gas industry and has clients in eight states. The oil and gas work performed by his firm includes all forms of SEC audit work, SEC quarterly financial statement filings, oil and gas consulting work and income tax services. Mr. Stiver's firm has also represented oil and gas companies with respect to Federal and State income tax disputes in 15 states over the past 12 years. From 1983 through July 1986, Mr. Stivers served as Treasurer and Chief Executive Officer for Clay Resource Company. From August 1986 through August 1989, he served as a senior tax and audit specialist for Gallaher and Company. He has been a Director of Miller Petroleum Inc. since 2004. He served as a Director of Tengasco Inc. since September 2001. Mr. Stivers is a Certified Public Accountant. In 1984, he received a B.S. Degree in Business Administration-Accounting from Eastern Kentucky University.

Item 7.01.	Regulation FD Disclosure

Attached hereto as Exhibit 99.1 is a press release issued by Kentucky USA Energy, Inc. (the “Company”) on March 8, 2010.

On March 8, 2010, the Company announced the completion of drilling its first well of the year, Hardison #1, and has reached total depth at 2,412 feet. The well has been evaluated and determined to be commercially viable.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated March 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kentucky USA Energy, Inc.

Date: March 10, 2010	By:	/s/ Steven D. Eversole Steven D. Eversole Chief Executive Officer